Exhibit 10.1
Execution Version
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), executed on July 15, 2010 and effective as of July 6, 2010 (the “Effective Date”), amends and restates that certain Employment Agreement effective as of October 1, 2009 by and between Delta Petroleum Corporation, a Delaware corporation (hereafter “Company”), and Carl Lakey (hereafter “Employee”). The Company and Employee may sometimes hereafter be referred to singularly as a “Party” or collectively as the “Parties.”
W I T N E S S E T H:
     WHEREAS, the Company desires to continue to secure the employment services of Employee subject to the terms and conditions hereafter set forth; and
     WHEREAS, the Employee is willing to enter into this Agreement upon the terms and conditions hereafter set forth;
     NOW, THEREFORE, in consideration of Employee’s employment with the Company, and the premises and mutual covenants contained herein, the Parties hereto agree as follows:
     1. Employment. During the Employment Period (as defined in Section 4 hereof), the Company shall employ Employee, and Employee shall serve as, Chief Executive Officer of the Company. Employee’s principal place of employment shall be at the main corporate offices of the Company in Denver Colorado.
     2. Compensation.
          (a) Base Salary. The Company shall pay to Employee during the Employment Period a base salary of $390,000.00 per year, as adjusted pursuant to the subsequent provisions of this paragraph (the “Base Salary”). The Base Salary shall be payable in accordance with the Company’s normal payroll schedule and procedures for its Employees. The Base Salary shall be subject to at least annual review and may be increased (but not decreased without Employee’s express consent) by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”) at any time. Nothing contained herein shall preclude the payment of any other compensation to Employee at any time as determined by the Compensation Committee.
          (b) Bonus. In addition to the Base Salary in Section 2(a), for each annual period based on each fiscal year of the Company during the Employment Period (as defined in Section 4) (each such annual period being referred to as a “Bonus Period”), Employee shall be entitled to a bonus equal to a percentage of Employee’s Base Salary paid during each such one (1) year period (referred to herein as the “Bonus”); provided, however, Employee shall be entitled to the Bonus only if Employee has met the performance criteria set by the Compensation Committee for the applicable period. In the event that the Employment Period ends before the end of the Bonus Period, Employee shall be entitled to a prorata portion of the Bonus for that year (based on the number of days in which he was employed during the year divided by 365) as determined based on satisfaction of the performance criteria for that period on a prorata basis, unless Employee was terminated for Cause (as defined in Section 6(e)) in which event he shall not be entitled to any Bonus for that year. Employee acknowledges that the amount and performance criteria for Employee’s Bonus to be earned for each Bonus Period shall be set on or before the beginning of the applicable Bonus Period in the form of a Target Bonus award expressed as a percentage of the then current base salary. The Target Bonus will be determined from competitive data and reviewed and approved by the Compensation Committee and will be in force for the duration of the Agreement. Each year prior to the performance period, the Employee shall have the opportunity to meet with and discuss the general award criteria with the Compensation Committee prior to the finalization of such criteria. If Employee successfully meets the performance criteria established by the Compensation Committee the exact bonus payment will be determined based upon performance against the award criteria expressed as a percent of the Target Bonus. The Company shall pay Employee the earned Bonus amount within the earlier of: (i) thirty days (30) from the submission of the preliminary audit results for the end of the fiscal year; (ii) ninety days (90) days after the end of the Bonus Period; (iii) thirty (30) days after his Employment Period, as applicable; or, (iv) March 15 of the year following the end of the Bonus Period.
          (c) Stock Options. Employee shall be eligible from time to time to receive grants of stock options and/or other long-term equity incentive compensation, as commensurate with his employment position, under the terms of the Company’s equity compensation plans.
     3. Duties and Responsibilities of Employee. During the Employment Period, Employee shall devote his services full-time to the business of the Company and perform the duties and responsibilities assigned to him under the Company’s certificate of incorporation or bylaws, or as assigned by the Chairman of the Board, the Board, or the Compensation Committee, to the best of his ability and with reasonable diligence. In determining Employee’s duties and responsibilities, Employee shall not be assigned duties and responsibilities that are inappropriate for his position. This Section 3 shall not be construed as preventing Employee from (a) engaging in reasonable volunteer services for charitable, educational or civic organizations, or (b) investing his assets in such a manner that will not require a material amount of his time or services in the operations of the businesses in which such investments are made; provided, however, no such other activity shall conflict with Employee’s loyalties and duties to the Company. Employee shall at all times use his best efforts to in good faith comply with United States laws applicable to Employee’s actions on behalf of the Company and its Affiliates (as defined in Section 6(e)). Employee understands and agrees that he may be required to travel from time to time for purposes of the Company’s business.
     4. Term of Employment. Employee’s initial term of employment with the Company under this Agreement shall be for the period from the Effective Date through December 31, 2010 (the “Initial Term of Employment”). Thereafter, the Employment Period hereunder shall be automatically extended repetitively for an additional one (1) year period on January 1, 2011, and each one-year anniversary thereof, unless Notice of Termination (pursuant to Section 7) is given by either the Company or Employee to the other Party at least sixty (60)

days prior to the end of the Initial Term of Employment or any one-year extension thereof, as applicable, that the Agreement will not be renewed for a successive one-year period after the end of the current one-year period. The Company and Employee shall each have the right to give Notice of Termination at will, with or without cause, at any time subject, however, to the terms and conditions of this Agreement regarding the rights and duties of the Parties upon termination of employment. The Initial Term of Employment, and any one-year extension of employment hereunder, shall each be referred to herein as a “Term of Employment.” The period from the Effective Date through the date of Employee’s termination of employment with the Company and all Affiliates, for whatever reason, shall be referred to herein as the “Employment Period.”
     5. Benefits. Subject to the terms and conditions of this Agreement, during the Employment Period, Employee shall be entitled to all of the following:
          (a) Reimbursement of Business Expenses. The Company shall pay or reimburse Employee for all reasonable travel, entertainment and other business expenses paid or incurred by Employee in the performance of his duties hereunder. The Company shall also provide Employee with suitable office space, including staff support, and paid parking.
          (b) Other Employee Benefits. Employee shall be entitled to participate in any pension, retirement, 401(k), profit-sharing, and other employee benefits plans or programs of the Company to the same extent as available to any other officers of the Company under the terms of such plans or programs. Employee shall also be entitled to participate in any group insurance, hospitalization, medical, dental, health, life, accident, disability and other employee benefits plans or programs of the Company to the extent available to any other officers of the Company under the terms of such plans or programs.
          (c) Vacation and Holidays. Employee shall be entitled to no less than the 30 days of paid vacation per year (prorated in any calendar year during which he is employed for less than the entire year based on the number of days in such calendar year in which he was employed). Employee shall also be entitled to all paid holidays and personal days provided by the Company for its officers under the Company’s policy as then effective.
     6. Rights and Payments upon Termination. The Employee’s right to compensation and benefits for periods after the date on which his employment terminates with the Company and all Affiliates (the “Termination Date”), shall be determined in accordance with this Section 6, as follows:
          (a) Minimum Payments. Employee shall be entitled to the following minimum payments under this Section 6(a), in addition to any other payments or benefits to which he is entitled to receive under the terms of any employee benefit plan or program or Section 6(b) or Section 8:
     (1) his unpaid salary for the full month in which his Termination Date occurred; provided, however, if Employee is terminated for Cause (as defined in Section 6(e)), he shall only be entitled to receive his accrued but unpaid salary through his Termination Date;

     (2) his unpaid vacation days for that year which have accrued through his Termination Date; and
     (3) reimbursement of his reasonable business expenses that were incurred but unpaid as of his Termination Date.
     Such salary and accrued vacation days shall be paid to Employee within five (5) business days following the Termination Date in a cash lump sum less applicable withholdings. Business expenses shall be reimbursed in accordance with the Company’s normal procedures.
          (b) Other Severance Payments. In the event that during the Term of Employment (i) Employee’s employment is involuntarily terminated by the Company (except due to a “No Severance Benefits Event” (as defined in Section 6(e)), (ii) Employee’s employment is terminated due to his “Disability” or “Retirement” (as such terms are defined in Section 6(e)), or (iii) Employee terminates his own employment hereunder for “Good Reason” (as defined in Section 6(e)), then in any such event under clause (i), (ii) or (iii), the following severance benefits shall be provided to Employee or, in the event of his death before receiving all such benefits, to his “Designated Beneficiary” (as defined in Section 6(e)) following his death:
     (1) The Company shall pay to Employee as additional compensation (the “Additional Payment”), an amount equal to two (2) times the sum of:
     (A) the Employee’s highest Base Salary in effect at any time within 12 months before the Termination Date; plus
     (B) an amount equal to the annual average of the annual bonuses (includes any incentive cash compensation) paid or payable to the Employee by the Company and any Subsidiary for the three fiscal years of the Company immediately preceding the fiscal year in which the Termination Date occurs, but not less than the greater of (a) Employee’s highest annual Target Bonus during any of these three preceding fiscal years or (b) the Employee’s Target Bonus for the fiscal year in which the Termination Date occurs.

     For clause (B) (above) of this definition: (a) the calculation of the average of the annual bonuses of the Employee shall include a fiscal year during which the Employee was employed by the Company and was a participant in a bonus or incentive cash compensation plan even if the Employee did not earn any bonus or incentive cash compensation for that fiscal year; (b) the bonus or incentive cash compensation paid or payable to the Employee for only part of a fiscal year of the Company shall be annualized (on the same basis as the one on which the bonus or compensation was prorated) for that fiscal year to calculate the average; and (c) the “targeted bonus” for the fiscal year of the Company in which the Termination Date occurs shall be the amount identified as a “target” by the Board (or the committee thereof that administers the bonus or incentive cash compensation plan) for the Employee.
     The Company shall make the Additional Payment to Employee in a cash lump on the sixtieth (60th) day following the Termination Date.
     (2) The Company shall maintain continued group health plan coverage following the Termination Date under all plans subject to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) (as codified in Code Section 4980B and Part 6 of Subtitle B of Title I of ERISA), for Employee and his eligible spouse and dependents for the maximum period for which such qualified beneficiaries are eligible to receive COBRA coverage. However, Employee (and his spouse and dependents) shall not be required to pay more for such COBRA coverage than is charged by the Company to its officers who are then in active service for the Company and receiving coverage under such plan and, therefore, the Company shall be responsible for the difference between the amount charged hereunder and the full COBRA premiums. In all other respects, Employee (and his spouse and dependents) shall be treated the same as other COBRA qualified beneficiaries under the terms of such plans and the provisions of COBRA. In the event of any change to a group health plan following the Termination Date, Employee and his spouse and dependents, as applicable, shall be treated consistently with the then-current officers of the Company with respect to the terms and conditions of coverage and other substantive provisions of the plan. Employee and his spouse hereby agree to acquire and maintain any and all coverage that either or both of them are entitled to at any time during their lives under the Medicare program or any similar program of the United States or any agency thereof. Employee and his spouse further agree to pay any required premiums for Medicare coverage from their personal funds.
     For purposes of clarity, in the event that (i) Employee voluntarily resigns or otherwise voluntarily terminates his own employment, except for Good Reason or due to his death, Disability or Retirement (as such terms are defined in Section 6(e)), or (ii) Employee’s employment is terminated due to a No Severance Benefits Event (as defined in Section 6(e)), then, in either such event under clause (i) or (ii), the Company shall have no obligation to provide the severance benefits described in paragraphs (1) and (2) (above) of this Section 6(b), except to offer COBRA coverage (as required by COBRA law) but not at the special discounted rate described in paragraph (2). Employee shall still be entitled to the severance benefits provided under Section 6(a). The severance payments provided under this Agreement or the

Change in Control Agreement shall supersede and replace any severance payments under any severance pay plan that the Company or any Affiliate maintains for employees generally.
          (c) Change in Control Agreement. Notwithstanding any provision hereof to the contrary, if Employee is a party to the Change in Control Agreement (as defined in Section 6(e)), in the event of a Severance Payment Event (as defined in the Change in Control Agreement) affecting Employee, the severance benefits described in Sections 6(a) and 6(b) hereof shall not be payable to or on behalf of Employee; rather severance benefits provided as the result of Severance Payment Event shall be determined and provided by the Company pursuant solely to the terms and conditions of the Change in Control Agreement. In addition, the post-termination restrictive covenants imposed on Employee under Sections 15 and 16 hereof shall be superseded and replaced by the restrictive covenants in the Change in Control Agreement if there is a Severance Payment Event.
          (d) Release Agreement. Notwithstanding any provision of this Agreement to the contrary, in order to receive the severance benefits payable under either Section 6(b) or Section 8, as applicable, the Employee (or his beneficiary or estate) must first execute and deliver to the Company, an appropriate release agreement (on a form provided by the Company) whereby the Employee agrees to release and waive, in return for such severance benefits, any claims that he may have against the Company including, without limitation, for unlawful discrimination (e.g., Title VII of the Civil Rights Act) (the “Release”) and any revocation period therefor shall have lapsed; provided, however, that the Release agreement shall not release any claim or cause of action by or on behalf of the Employee for (a) any payment or benefit that may be due or payable under this Agreement or any employee benefit plan prior to the receipt thereof, (b) any willful failure by the Company to cooperate with Employee in exercising his vested stock options or other equity incentives in accordance with their terms, (c) non-payment of salary or benefits to which he is entitled from the Company as of the Termination Date, or (d) a breach of this Agreement by the Company; provided further, that in the event that the Employee (or his beneficiary or estate) does not deliver the executed Release to the Company, or the revocation period applicable to the Release has not lapsed, on or prior to the sixtieth (60th) day following Employee’s termination, any payments or benefits scheduled to be paid under Section 6(b) or Section 8, as applicable, on or prior to the day that that the Employee delivers the executed Release to the Company (or, if later, the day that any revocation period applicable to the Release lapses) shall be forfeited.
          (e) Definitions.
     (1) “Affiliate” has the same meaning ascribed to such term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended from time to time.
     (2) “Cause” means any of the following: (A) the Employee’s conviction by a court of competent jurisdiction as to which no further appeal can be taken of a crime involving moral turpitude or a felony or entering the plea of nolo contendere to such crime by the Employee; (B) the commission by the Employee of a material and demonstrable act of fraud, or a material and demonstrable misappropriation of funds or property, of or upon the Company or any Affiliate; (C) the knowing engagement by the Employee, without the written approval of the Board or Compensation Committee, in any material activity which directly competes with the business of the Company or any Affiliate, or which would directly result in a material injury to the business or reputation of the Company or any Affiliate; or (D) (i) the material breach by Employee of any material provision of this Agreement, or (ii) the willful, material and repeated nonperformance of Employee’s duties to the Company or any Subsidiary (other than by reason of Employee’s illness or incapacity), but only under clauses (C), (D) (i) or (D) (ii) after Notice from the Board or Compensation Committee of such material breach or nonperformance (which Notice specifically identifies the manner and sets forth specific facts, circumstances and examples of which the Board or Compensation Committee believes that Employee has breached this Agreement or not substantially performed his duties) and his continued willful failure to cure such breach or nonperformance within the time period set by the Board or Compensation Committee but in no event more than 60 calendar days after his receipt of such Notice; and, for purposes of clause (D), no act or failure to act on Employee’s part shall be deemed “willful” unless it is done or omitted by Employee without his reasonable belief that such action or omission was in the best interest of the Company (assuming disclosure of the pertinent facts, any action or omission by Employee after consultation with, and in accordance with the advice of, legal counsel reasonably acceptable to the Company shall be deemed to have been taken in good faith and to not be willful for purposes of this Agreement).
     (3) “Change in Control” of the Company has the same definition as set out in the Change of Control Agreement.
     (4) “Change in Control Agreement” means the Change-in-Control Employee Severance Agreement between Employee and the Company, originally effective as of October 1, 2009, as may hereafter be amended or supplemented.
     (5) “Code” means the Internal Revenue Code of 1986, as amended, or its successor. References herein to any Section of the Code shall include any successor provisions of the Code.
     (6) “Designated Beneficiary” means the Employee’s surviving spouse, if any. If there is no such surviving spouse at the time of Employee’s death, then the Designated Beneficiary hereunder shall be Employee’s estate.
     (7) “Disability” shall mean that Employee is entitled to receive long-term disability (“LTD”) income benefits under the LTD plan or policy maintained by the Company that covers Employee. If, for any reason, Employee is not covered under such LTD plan or policy, then “Disability” shall mean a “permanent and total disability” as defined in Section 22(e)(3) of the Code and Treasury regulations thereunder. Evidence of such Disability shall be certified by a physician acceptable to both the Company and Employee. In the event that the Parties are not able to agree on the choice of a physician, each shall select one physician who, in turn, shall select a third physician to render such certification. All costs relating to the determination of whether Employee has incurred a Disability shall be paid by the Company. Employee agrees to submit to any examinations that are reasonably required by the attending physician or other healthcare service providers to determine whether he has a Disability.
     (8) “Dispute” means any dispute, disagreement, claim, or controversy arising in connection with or relating to the Agreement or the validity, interpretation, performance, breach, or termination of the Agreement.
     (9) “Good Reason” means the occurrence of any of the following events, except in connection with termination of the Employee’s employment for Cause or Disability, without Employee’s express written consent:
(A) The assignment to the Employee of any duties inconsistent in any material respect with the Employee’s position, within the 6 month period prior to change in control or two years thereafter, which in this definition includes status, reporting relationship to the top-paid corporate executive, office, title, scope of responsibility over corporate level staff or operations functions, or responsibilities as an officer of the Company or any other material diminution in the Employee’s position, authority, duties, or responsibilities, other than (in any case or circumstance) an isolated and inadvertent action not taken in bad faith that is remedied by the Company promptly within 30 days after Notice thereof to the Company by the Employee (for purposes of clarity and not limitation, if (i) the Company becomes a division, a wholly or majority-owned subsidiary, or other similar entity of another person or entity or combination thereof and (ii) after such reorganization the Employee is not placed in a substantially equivalent position with the parent entity or reorganized combination entity as he had with the Company immediately prior to such reorganization, then such occurrence shall be deemed an assignment of duties materially inconsistent with Employee’s position for purposes of this definition of Good Reason); or
(B) in the event of a Change in Control, the Company requires the Employee to be based at any office or location farther than 35 miles from the Employee’s office or principal job location immediately before the Change in Control, except for required business travel to an extent substantially consistent with the Employee’s travel obligations immediately before the Change in Control; or

(C) a reduction in the Employee’s Base Salary or annual bonus opportunity of more than five percent (5%) from the highest amount in effect at any time the prior year.
     Notwithstanding the foregoing definition of “Good Reason,” the Employee cannot terminate his employment hereunder for Good Reason unless he (i) first notifies the Board or Compensation Committee in writing of the event (or events) which the Employee believes constitutes a Good Reason event under subparagraphs (A), (B) or (C) above within 120 days from the date of such event, and (ii) provides the Company with at least 30 calendar days to cure, correct or mitigate the Good Reason event so that it either (1) does not constitute a Good Reason event hereunder or (2) Employee agrees, in writing, that after any such modification or accommodation made by the Company that such event shall not constitute a Good Reason event.
     (10) “No Severance Benefits Event” means termination of Employee’s employment for Cause (as defined above).
     (11) “Retirement” means the termination of Employee’s employment for normal retirement at or after attaining age sixty (60) provided that, on the date of his retirement, Employee has accrued at least five years of active service as an employee with the Company or its Affiliates.
     (12) “Subsidiary” means a corporation or other entity, whether incorporated or unincorporated, of which at least a majority of the voting securities is owned, directly or indirectly, by the Company.
     7. Notice of Termination. Any termination by the Company or the Employee shall be communicated by Notice of Termination to the other Party hereto. For purposes of this Agreement, the term “Notice of Termination” means a written notice which indicates the specific termination provision of this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated.
     8. Severance Benefits Following Nonrenewal of Agreement. In the event that (a) this Agreement is not renewed by the Company (pursuant to Section 4) for any reason other than a “No Severance Benefits Event” (as defined in Section 6(e)) and (b) the employment of Employee is subsequently terminated by the Company for any reason other than a No Severance Benefits Event or due to his Disability within two (2) years following the expiration of the Term of Employment hereunder due to nonrenewal by the Company, then Employee shall be entitled to severance benefits (hereafter, the “Nonrenewal Severance Benefits”) provided that, he first enters into a release agreement pursuant to Section 6(d). The Nonrenewal Severance Benefits shall be computed in the same manner as severance benefits are computed under Section 6(b)(1); provided, however, the Additional Payment under that subsection shall be reduced by the number of months that have elapsed between the last day of the Term of Employment due to nonrenewal and the Employee’s actual termination of employment date. For example, if the

Employee’s employment is terminated (other than due to a No Severance Benefits Event or his Disability) nine months after the end of the Term of Employment due to the Company’s nonrenewal, he shall be entitled to an Additional Payment pursuant to Section 6(b)(1) that is computed based on 15 months (24 – 9 = 15) instead of 24 months. In the event of a termination of employment as described in this Section 8, Employee shall still be entitled to the benefits under Section 6(b)(2) for discounted COBRA coverage. Notwithstanding the foregoing, this Section 8 shall be null and void if there is a Severance Payment Event as defined in the Change in Control Agreement.
     9. No Mitigation. Subject to Section 6(b)(2), Employee shall not be required to mitigate the amount of any payment or other benefits provided under this Agreement by seeking other employment or in any other manner.
     10. Restrictive Covenants. As an inducement to the Company to enter into this Agreement, Employee represents to, and covenants with or in favor of, the Company his compliance with the restrictive covenants in Sections 11 through 19, as a condition to the Company’s obligation to provide any benefits to Employee under this Agreement.
     11. Trade Secrets.
          (a) Access to Trade Secrets. As of the Effective Date and on an ongoing basis, the Company agrees to give Employee access to Trade Secrets which the Employee did not have access to, or knowledge of, before the Effective Date.
          (b) Access to Specialized Training. As of the Effective Date and on an ongoing basis, the Company has provided, and agrees to provide on an ongoing basis, Employee with Specialized Training which the Employee does not have access to, or knowledge of, before the Effective Date.
          (c) Agreement Not to Use or Disclose Trade Secrets. In exchange for the Company’s promises to provide Employee with access to Trade Secrets and Specialized Training and the other benefits provided under this Agreement, Employee agrees that he will not during the Employment Period, or at any time thereafter, disclose to anyone, including, without limitation, any person, firm, corporation or other entity, or publish or use for any purpose, any Trade Secrets and Specialized Training, except as required in the ordinary course of the Company’s business or as authorized by the Board.
          (d) Agreement to Refrain from Defamatory Statements. Employee shall refrain, both during the Employment Period and thereafter, from publishing any oral or written statements about any directors, officers, employees, agents, investors or representatives of the Company or any Affiliate that are slanderous, libelous, or defamatory; or that disclose private or confidential information about the business affairs, directors, officers, employees, agents, investors or representatives of the Company or any Affiliate; or that constitute an intrusion into the seclusion or private lives of any of such directors, officers, employees, agents, investors or representatives; or that give rise to unreasonable publicity about the private lives of such persons; or that place any such person in a false light before the public; or that constitute a misappropriation of the name or likeness of any such person. A violation or threatened violation of these restrictive covenants may be enjoined by a court of law notwithstanding the arbitration provisions of Section 30.
          (e) Definitions. The following terms, when used in this Agreement, are defined below:
     (1) “Restricted Territory” means, collectively, Denver, Colorado (and within a 100-mile radius of the boundaries of Denver, Colorado); each county (or equivalent subdivision) of any state, district, or territory of the United States of America as to which the Company conducts its business; and each county (or equivalent territory) adjacent to any of the preceding counties (or equivalent territories).
     (2) “Specialized Training” includes the training the Company provides to Employee that is unique to its business and enhances Employee’s ability to perform Employee’s job duties effectively. Specialized Training includes, without limitation, sales methods/techniques training; operation methods training; engineering and scientific training; and computer and systems training.
     (3) “Trade Secrets” means any and all information and materials (in any form or medium) that are proprietary to the Company or a Subsidiary, or are treated as confidential by the Company or Subsidiary as part of, or relating to, all or any portion of its or their business, including information and materials about the products and services offered, or the needs of customers served, by the Company or Subsidiary; compilations of information, records and specifications, properties, processes, programs, and systems of the Company or Subsidiary; research of or for the Company or Subsidiary; and methods of doing business of the Company or Subsidiary. Trade Secrets include, without limitation, all of the Company’s or Subsidiary’s technical and business information, whether patentable or not, which is of a confidential, trade secret or proprietary character, and which is either developed by the Employee alone, with others or by others; lists of customers; identity of customers; existing or prospective oil or gas properties, investors, participation agreements, working, royalty or other interests; contract terms; bidding information and strategies; pricing methods or information; computer software; computer software methods and documentation; hardware; the Company’s or Subsidiary’s methods of operation; the procedures, forms and techniques used in servicing accounts or properties; seismic, geophysical, petrophysical, or geological data; well logs and other well data; and other documents, information or data that the Company requires to be maintained in confidence for the Company’s business success.
     12. Duty to Return Company Documents and Property. Upon termination of the Employment Period, Employee shall immediately return and deliver to the Company any and all papers, books, records, documents, memoranda and manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, belonging to the Company or relating to its business, in Employee’s possession, whether prepared by Employee or others. If at any time after the Employment Period, Employee determines that he has any Trade Secrets in his possession or control, Employee shall immediately return them to the Company, including all copies thereof.
     13. Best Efforts and Disclosure. Employee agrees that, while he is employed with the Company, he shall devote his full business time and attention to the Company’s business and shall use his best efforts to promote its success. Further, Employee shall promptly disclose to the Company all ideas, inventions, computer programs, and discoveries, whether or not patentable or copyrightable, which he may conceive or make, alone or with others, during the Employment Period, whether or not during working hours, and which directly or indirectly:
          (a) relate to a matter within the scope, field, duties or responsibility of Employee’s employment with the Company; or
          (b) are based on any knowledge of the actual or anticipated business or interests of the Company; or
          (c) are aided by the use of time, materials, facilities or information of the Company.
     Employee assigns to the Company, without further compensation, any and all rights, titles and interest in all such ideas, inventions, computer programs and discoveries in all countries of the world. Employee recognizes that all ideas, inventions, computer programs and discoveries of the type described above, conceived or made by Employee alone or with others within 12 months after the Termination Date (voluntary or otherwise), are likely to have been conceived in significant part either while employed by the Company or as a direct result of knowledge Employee had of proprietary information or Trade Secrets. Accordingly, Employee agrees that such ideas, inventions or discoveries shall be presumed to have been conceived during his Employment Period, unless and until the contrary is clearly established by the Employee.
     14. Inventions and Other Works. Any and all writings, computer software, inventions, improvements, processes, procedures and/or techniques which Employee may make, conceive, discover, or develop, either solely or jointly with any other person or persons, at any time during the Employment Period, whether at the request or upon the suggestion of the Company or otherwise, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Company. Employee agrees to take any and all actions necessary or appropriate so that the Company can prepare and present applications for copyright or Letters Patent therefor, and secure such copyright or Letters Patent wherever possible, as well as reissue renewals, and extensions thereof, and obtain the record title to such copyright or patents. Employee shall not be entitled to any additional or special compensation or reimbursement regarding any such writings, computer software, inventions, improvements, processes, procedures and techniques. Employee acknowledges that the Company from time to time may have agreements with other persons or entities which impose obligations or restrictions on the Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work.

Employee agrees to be bound by all such obligations and restrictions, and to take all action necessary to discharge the obligations of the Company.
     15. Non-Solicitation Restriction. To protect Trade Secrets after termination of the Employment Period, it is necessary to enter into the following restrictive covenants, which are ancillary to the enforceable promises between the Company and Employee in Sections 11 through 14 and other provisions of this Agreement. Following the Termination Date (regardless of the reason for termination), Employee hereby covenants and agrees that he will not, directly or indirectly, without the prior written consent of the Board or the Compensation Committee, either individually or as a principal, partner, agent, consultant, contractor, employee, or as a director or officer of any entity, or in any other manner or capacity whatsoever, except on behalf of the Company, solicit business, or attempt to solicit business, in products or services competitive with any products or services offered or performed by the Company or any Subsidiary with respect to any property, drilling program, or oil or gas development prospect, project or field, in which the Company or any Subsidiary does business or has any business interest as of the Termination Date, or either (a) from those individuals or entities with whom the Company or Subsidiary was involved with, or participated in, any oil or gas exploration or development project or (b) with respect to any property in which the Company or Subsidiary had any working, royalty or other interest, at any time during the two-year period ending on the Termination Date. The prohibitions set forth in this Section 15 shall remain in effect for a period of one (1) year following the Termination Date.
     16. Non-Competition Restriction. Employee hereby agrees that in order to protect Trade Secrets, it is necessary to enter into the following restrictive covenant, which is ancillary to the enforceable promises between the Company and Employee in Sections 11 through 15 and other provisions of this Agreement. Employee hereby covenants and agrees that during the Employment Period, and for a period of one (1) year following the Termination Date (regardless of the reason for termination except an involuntary termination of Employee by the Company without Cause (as defined in Section 6(e)), Employee will not, without the prior written consent of the Board or the Compensation Committee, become interested in any capacity in which Employee would perform any similar duties to those performed while at the Company, directly or indirectly (whether as proprietor, stockholder, director, partner, employee, agent, independent contractor, consultant, trustee, or in any other capacity), with respect to any property, drilling program, oil or gas leasehold, project or field, in which the Company or any Subsidiary participates, or has any investment or other business interest in, within the Restricted Territory or within five (5) miles of the boundary of any existing Company leasehold in the United States in which the Company or Subsidiary has conducted business at any time within the two-year period immediately preceding the Termination Date (a “Competing Enterprise”); provided, however, Employee shall not be deemed to be participating or engaging in a Competing Enterprise solely by virtue of his ownership of not more than one percent (1%) of any class of stock or other securities which are publicly traded on a national securities exchange or in a recognized over-the-counter market.
     17. No-Recruitment Restriction. Employee agrees that during the Employment Period, and for a period of one (1) year following the Termination Date (except in the event of Employee’s voluntary termination for Good Reason or his involuntary termination without

Cause), Employee will not, either directly or indirectly, or by acting in concert with others, solicit or influence, or seek to solicit or influence, any employee or independent contractor performing services for the Company or any Subsidiary to terminate, reduce or otherwise adversely affect his or her employment or other relationship with the Company or any Subsidiary.
     18. Tolling. If Employee violates any of the restrictions contained in Sections 11 through 17, then notwithstanding any provision hereof to the contrary, the restrictive period will be suspended and will not run in favor of Employee from the time of the commencement of any such violation until the time when the Employee cures the violation to the reasonable satisfaction of the Board or Compensation Committee.
     19. Reformation. If a court or arbitrator rules that any time period or the geographic area specified in any restrictive covenant in Sections 11 through 17 is unenforceable, then the time period will be reduced by the number of months, or the geographic area will be reduced by the elimination of such unenforceable portion, or both, so that the restrictions may be enforced in the geographic area and for the time to the full extent permitted by law.
     20. No Previous Restrictive Agreements. Employee represents that, except as disclosed in writing to the Company as of the Effective Date, he is not bound by the terms of any agreement with any previous employer or other third party to (a) refrain from using or disclosing any confidential or proprietary information in the course of Employee’s employment by the Company or (b) refrain from competing, directly or indirectly, with the business of such previous employer or any other person or entity. Employee further represents that his performance under this Agreement and his work duties for the Company do not, and will not, breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Employee in confidence or in trust prior to Employee’s employment with the Company, and Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.
     21. Conflicts of Interest. In keeping with his fiduciary duties to Company, Employee hereby agrees that he shall not become involved in a conflict of interest, or upon discovery thereof, allow such a conflict to continue at any time during the Employment Period. In the instance of a material conflict of interest, it may be necessary for the Board to terminate Employee’s employment for Cause (as defined in Section 6(e)); provided, however, Employee cannot be terminated for Cause hereunder unless the Board first provides Employee with notice and an opportunity to cure such conflict of interest pursuant to the same procedures as set forth in clause (D) of the definition of “Cause” in Section 6(e)(2).
     22. Remedies. Employee acknowledges that the restrictions contained in Sections 11 through 21 of this Agreement, in view of the nature of the Company’s business, are reasonable and necessary to protect the Company’s legitimate business interests, and that any violation of this Agreement would result in irreparable injury to the Company. Notwithstanding the arbitration provisions in Section 30, in the event of a breach or a threatened breach by Employee of any provision of Sections 11 through 21 of this Agreement, the Company shall be entitled to a temporary restraining order and injunctive relief restraining Employee from the commission of any breach, and to recover the Company’s attorneys’ fees, costs and expenses related to the breach or threatened breach. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any such breach or threatened breach, including, without limitation, the recovery of money damages, attorneys’ fees, and costs. These covenants and agreements shall each be construed as independent of any other provisions in this Agreement, and the existence of any claim or cause of action by Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants and agreements.
     23. Withholdings; Right of Offset. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling, (b) all other normal employee deductions made with respect to Company’s employees generally, and (c) any advances made to Employee and owed to Company.
     24. Nonalienation. The right to receive payments under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance by Employee, his dependents or beneficiaries, or to any other person who is or may become entitled to receive such payments hereunder. The right to receive payments hereunder shall not be subject to or liable for the debts, contracts, liabilities, engagements or torts of any person who is or may become entitled to receive such payments, nor may the same be subject to attachment or seizure by any creditor of such person under any circumstances, and any such attempted attachment or seizure shall be void and of no force and effect.
     25. Incompetent or Minor Payees. Should the Board or the Compensation Committee determine, in its discretion, that any person to whom any payment is payable under this Agreement has been determined to be legally incompetent or is a minor, any payment due hereunder, notwithstanding any other provision of this Agreement to the contrary, may be made in any one or more of the following ways: (a) directly to such minor or person; (b) to the legal guardian or other duly appointed personal representative of the person or estate of such minor or person; or (c) to such adult or adults as have, in the good faith knowledge of the Board or the Compensation Committee, assumed custody and support of such minor or person; and any payment so made shall constitute full and complete discharge of any liability under this Agreement in respect to the amount paid.
     26. Indemnification. The Company shall indemnify, defend and hold harmless the Employee from and against any and all liability, costs and damages arising from his service as an employee, officer or director of the Company or its Affiliates as required by the certificate of incorporation or bylaws of the Company. This Section 26 shall be in addition to, and shall not limit in any way, the rights of Employee to any other indemnification from the Company, as a matter of law, contract or otherwise.
     27. Severability. It is the desire of the Parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable by a court of competent jurisdiction or arbitrator (pursuant to Section 30), the Parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. This Agreement should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law.
     28. Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. The words “herein,” “hereof,” “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision.
     29. Governing Law; Jurisdiction. All matters or issues relating to the interpretation, construction, validity, and enforcement of this Agreement shall be governed by the laws of the State of Colorado, without giving effect to any choice-of-law principle that would cause the application of the laws of any jurisdiction other than Colorado. Jurisdiction and venue of any action or proceeding relating to this Agreement or any Dispute (to the extent arbitration is not required under Section 30) shall be exclusively in Denver, Colorado.
     30. Mandatory Arbitration. Except as provided in subsection (h) of this Section 30, any Dispute (as defined in Section 6(e)) must be resolved by binding arbitration in accordance with the following:
          (a) Party may begin arbitration by filing a demand for arbitration in accordance with the Arbitration Rules and concurrently notifying the other Party of that demand. If the Parties are unable to agree upon a panel of three arbitrators within ten days after the demand for arbitration was filed (and do not agree to an extension of that ten-day period), either Party may request the Denver, Colorado office of the American Arbitration Association (“AAA”) to appoint the arbitrator or arbitrators necessary to complete the panel in accordance with the Arbitration Rules. Each arbitrator so appointed shall be deemed accepted by the Parties as part of the panel.
          (b) The arbitration shall be conducted in the Denver, Colorado metropolitan area at a place and time agreed upon by the Parties with the panel, or if the Parties cannot agree, as designated by the panel. The panel may, however, call and conduct hearings and meetings at such other places as the Parties may agree or as the panel may, on the motion of one Party, determine to be necessary to obtain significant testimony or evidence.
          (c) The panel may authorize any and all forms of discovery upon a Party’s showing of need that the requested discovery is likely to lead to material evidence needed to resolve the Dispute and is not excessive in scope, timing, or cost.
          (d) The arbitration shall be subject to the Federal Arbitration Act and conducted in accordance with the Arbitration Rules to the extent that they do not conflict with this Section 30. The Parties and the panel may, however, agree to vary the provisions of this Section 30 or the matters otherwise governed by the Arbitration Rules.

          (e) The arbitration hearing shall be held within 60 days after the appointment of the panel. The panel’s final decision or award shall be made within 30 days after the hearing. That final decision or award shall be made by unanimous or majority vote or consent of the arbitrators constituting the panel, and shall be deemed issued at the place of arbitration. The panel’s final decision or award shall be based on this Agreement and applicable law.
          (f) The panel’s final decision or award may include injunctive relief in response to any actual or impending breach of this Agreement or any other actual or impending action or omission of a Party under or in connection with this Agreement.
          (g) The panel’s final decision or award shall be final and binding upon the Parties, and judgment upon that decision or award may be entered in any court having jurisdiction. The Parties waive any right to apply or appeal to any court for relief from the preceding sentence or from any decision of the panel made before the final decision or award.
          (h) Nothing in this Section 30 limits the right of either Party to apply to a court having jurisdiction to (i) enforce the agreement to arbitrate in accordance with this Section 30, (ii) seek provisional or temporary injunctive relief, in response to an actual or impending breach of the Agreement or otherwise so as to avoid an irreparable damage or maintain the status quo, until a final arbitration decision or award is rendered or the Dispute is otherwise resolved, or (iii) challenge or vacate any final arbitration decision or award that does not comply with this Section 30. In addition, nothing in this Section 30 prohibits the Parties from resolving any Dispute (in whole or in part) by agreement.
     The panel may proceed to an award notwithstanding the failure of any Party to participate in such proceedings. The prevailing Party in the arbitration proceeding may be entitled to an award of reasonable attorneys’ fees incurred in connection with the arbitration in such amount, if any, as determined by the panel in its discretion. The costs of the arbitration shall be borne equally by the Parties unless otherwise determined by the panel in its award.
     The panel shall be empowered to impose sanctions and to take such other actions as it deems necessary to the same extent a judge could impose sanctions or take such other actions pursuant to the Federal Rules of Civil Procedure and applicable law. Each party agrees to keep all Disputes and arbitration proceedings strictly confidential except for disclosure of information required by applicable law which cannot be waived.
     This Section 30 shall not preclude the Parties at any time from mutually agreeing to pursue non-binding mediation of the Dispute.
     31. Binding Effect: Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, and to their respective heirs, executors, beneficiaries, personal representatives, successors and permitted assigns hereunder, but otherwise this Agreement shall not be for the benefit of any third parties.
     32. Entire Agreement; Amendment and Termination. This Agreement contains the entire agreement of the Parties hereto with respect to the matters covered herein; moreover,

this Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the Parties concerning the subject matter hereof. This Agreement may be amended, waived or terminated only by a written instrument that is identified as an amendment, waiver or termination hereto and that is executed on behalf of both Parties.
     33. Survival of Certain Provisions. Wherever appropriate to the intention of the Parties, the respective rights and obligations of the Parties hereunder shall survive any termination or expiration of this Agreement.
     34. Waiver of Breach. No waiver by either Party hereto of a breach of any provision of this Agreement by any other Party, or of compliance with any condition or provision of this Agreement to be performed by such other Party, will operate or be construed as a waiver of any subsequent breach by such other Party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either Party hereto to take any action by reason of any breach will not deprive such Party of the right to take action at any time while such breach continues.
     35. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its Subsidiaries (and its and their successors), as well as upon any person or entity acquiring, whether by merger, consolidation, purchase of assets, dissolution or otherwise, all or substantially all of the capital stock, business and/or assets of the Company (or its successor) regardless of whether the Company is the surviving or resulting corporation. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, dissolution or otherwise) to all or substantially all of the capital stock, business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had occurred; provided, however, no such assumption shall relieve the Company of any of its duties or obligations hereunder unless otherwise agreed, in writing, by Employee.
     This Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representative, executors, administrators, successors, and heirs. In the event of the death of Employee while any amount is payable hereunder, all such amounts shall be paid to the Designated Beneficiary (as defined in Section 6(e)).
     36. Notice. Each notice or other communication required or permitted under this Agreement shall be in writing and transmitted, delivered, or sent by personal delivery, prepaid courier or messenger service (whether overnight or same-day), or prepaid certified United States mail (with return receipt requested), addressed (in any case) to the other Party at the address for that Party set forth below that Party’s signature on this Agreement, or at such other address as the recipient has designated by Notice to the other Party.
     Each notice or communication so transmitted, delivered, or sent (a) in person, by courier or messenger service, or by certified United States mail shall be deemed given, received, and effective on the date delivered to or refused by the intended recipient (with the return receipt, or the equivalent record of the courier or messenger, being deemed conclusive evidence of delivery or refusal), or (b) by telecopy or facsimile shall be deemed given, received, and effective on the date of actual receipt (with the confirmation of transmission being deemed conclusive evidence of receipt, except where the intended recipient has promptly Notified the other Party that the transmission is illegible). Nevertheless, if the date of delivery or transmission is not a business day, or if the delivery or transmission is after 5:00 p.m. on a business day, the notice or other communication shall be deemed given, received, and effective on the next business day.
     37. Employee Acknowledgment. Employee acknowledges that (a) he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, (b) he has read this Agreement and understands its terms and conditions, (c) he has had ample opportunity to discuss this Agreement with his legal counsel prior to execution, and (d) no strict rules of construction shall apply for or against the drafter or any other Party. Employee represents that he is free to enter into this Agreement including, without limitation, that he is not subject to any covenant not to compete that would conflict with his duties under this Agreement.
     38. Section 409A. This Agreement is intended to comply with Section 409A of the Code, as amended (“Section 409A”) and shall be construed accordingly. It is the intention of the Parties that payments or benefits payable under this Agreement not be subject to the additional tax or interest imposed pursuant to Section 409A. To the extent such potential payments or benefits are or could become subject to Section 409A, the Parties shall cooperate to amend this Agreement with the goal of giving Employee the economic benefits described herein in a manner that does not result in such tax or interest being imposed. Notwithstanding anything in this Agreement to the contrary, the following provisions shall apply.
     If Employee is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Employee’s Separation from Service, as defined below, Employee shall not be entitled to any severance payment or benefit pursuant to Section 6(b) or Section 8 until the later of (i) eighteen (18) months following the Effective Date and (ii) the date which is six (6) months after Employee’s Separation from Service; provided, however, that payment shall be made within thirty (30) days of Employee’s death should he die within the applicable eighteen (18) or six (6) month period, The provisions of this Section 38 shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A. Any payment that is delayed pursuant to this paragraph shall be paid on the day following the lapse of the applicable eighteen (18) or six (6) month period.
     For purposes of this Agreement, the term “Separation from Service” means when Employee dies, retires or otherwise has a termination of employment from the Company that constitutes a “separation of service” within the meaning of Treasury Regulation Section 1.409A-1 (h)(1). For purposes of this Agreement, the Employment Period ends only if Employee has experienced a “separation of service” within the meaning of Treasury Regulation Section 1.409A-1 (h)(1).
     If a payment that could be made under this Agreement would be subject to additional taxes and interest under Section 409A , the Company in its sole discretion may accelerate some or all of a payment otherwise payable under the Agreement to the time at which such amount is includible in the income of Employee, provided that such acceleration shall only be permitted to the extent permitted under Treasury Regulation § 1.409A-3(j)(4)(vii) and the amount of such acceleration does not exceed the amount permitted under Treasury Regulation Section 1.409A-3(j)(vii).
     No payment to be made under this Agreement shall be made at a time earlier than that provided for in this Agreement unless such payment is (i) an acceleration of payment permitted to be made under Treasury Regulation Section 1.409A-3(j)(4) or (ii) a payment that would otherwise not be subject to additional taxes and interest under Section 409A of the Code.
     Each periodic payment of benefits pursuant to Section 6(b) or Section 8 shall be a separate payment to the maximum extent permitted by Section 409A and the Treasury Regulations promulgated thereunder.
     38. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party hereto, but together signed by both parties.
[Signature page follows.]

     IN WITNESS WHEREOF, Employee has hereunto set his hand and Company has caused this Agreement to be executed in its name and on its behalf by its duly authorized officer, to be effective as of the Effective Date.

WITNESS:		EMPLOYEE:

Signature:	/s/ Jennifer Seskar	Signature:	/s/ Carl Lakey

	Name: Jennifer Seskar Date: 7/15/2010		Name: Carl Lakey Chief Executive Officer
Date: July 15, 2010

Address for Notices:

Carl Lakey
c/o Delta Petroleum Corporation
370 17th Street, 4300
Denver, Colorado, 80202

ATTEST:		COMPANY:

By:	/s/ Jennifer Seskar	By:	/s/ Stanley F. Freedman

	Title: HR Assistant		Its: Executive Vice President and General Counsel
	Name: Jennifer Seskar		Name: Stanley F. Freedman
	Date: 7/15/2010		Date: July 15, 2010

Address for Notices:

Delta Petroleum Corporation
c/o Chairman of the Board
370 17th Street, Suite 4300
Denver, Colorado 80202

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